Exhibit 10.6

AMENDMENT TO THE

LANDSTAR SYSTEM, INC. AMENDED AND RESTATED

2002 EMPLOYEE STOCK OPTION AND STOCK INCENTIVE PLAN

This amendment (this “Amendment”) to the Amended and Restated Landstar System, Inc. 2002 Employee Stock Option and Stock Incentive Plan (the “Plan”), is hereby adopted by the Board of Directors (the “Board”) of Landstar System Inc. (the “Company”).

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the definition of Fair Market Value set forth in Section 2.1(n) of the Plan;

WHEREAS, Section 12 of the Plan authorizes the Board to amend the Plan;

NOW, THEREFORE, effective as of December 2, 2015, Section 2.1(n) of the Plan is hereby amended and restated in its entirety to read as follows:

“(n) “Fair Market Value” means, on any date, the average of the high sales price and the low sales price of a share of Stock as reported on the National Association of Securities Dealers Automated Quotation/National Market System (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on NASDAQ/NMS (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.”

Except as expressly provided herein, this Amendment is not intended to amend any other provision of the Plan.

IN WITNESS WHEREOF, the Board has caused this Amendment to be duly executed as of February 18, 2016.

LANDSTAR SYSTEM, INC.

By:	/s/ Diana M. Murphy
Name:	Diana M. Murphy
Title:	Chairman of the Board